[LOGO]

FOR IMMEDIATE RELEASE

RMH EXPANDS INBOUND CRM SERVICES BY $35 MILLION ANNUALLY TO REPRESENT

80—85% OF REVENUES GOING FORWARD;

COMPANY TO CLOSE SEVERAL OUTBOUND CALL CENTERS AND SCALE BACK OUTBOUND

REVENUES

NEWTOWN SQUARE, PA – April 24, 2003 – RMH Teleservices, Inc. (Nasdaq NMS: RMHT) today announced that it expanded the Company’s agreements with its major technology client and a major telecommunications client under which RMH provides inbound customer relationship management and technical support services. As a result, RMH expects the expanded services, which began to ramp up during the second quarter that ended March 31, 2003, to represent $35 million in additional annual inbound revenue.

In order to support the expanded agreements, RMH is in the process of converting 1,000 existing outbound workstations to inbound workstations. In this regard, RMH will make capital investments in facility conversions totaling approximately $3.0 million during the remainder of the fiscal year. RMH also announced that it expects outbound revenues going forward to decline by $20—30 million on an annual basis.

John A. Fellows, Chief Executive Officer of RMH, stated, “We are extremely pleased that our strategic relationships continue to expand. We believe this development speaks to the quality and results we consistently deliver and RMH’s ability to absorb our clients’ growing CRM needs.”

The Company also announced that it plans to close several U.S. outbound facilities as well as terminate its Third Party Verification agreement with a client, in order to further align RMH’s capacity with its business strategy, which is to focus primarily on sourcing scalable long-term CRM relationships and shift capacity to cost effective labor markets. In the second quarter ended March 31, 2003, RMH expects to record associated facility closing charges and other items totaling approximately $4.3 million. For the quarter, RMH expects to report adjusted operating income of approximately $2.7 million as compared to an unadjusted operating loss of approximately $1.6 million prior to these charges. See attached table. RMH expects to record additional expenses of $1.0—1.5 million in its third quarter associated with these site closings, as the operations at those sites terminate.

Mr. Fellows continued, “Following the workstation conversion and facility closings, RMH’s inbound operations will represent approximately 80—85% of our total revenues going forward, as compared to 66% in the first quarter of this year. Over the past few years, we have been shifting our business mix toward more strategic relationships that are more profitable and longer-term in nature. The recent increase in outbound telemarketing legislation, coupled with the war in Iraq, has accelerated this strategy. While we will maintain several of our strategic, long-term outbound relationships, which we believe should represent 10—15% of our long-term revenues, I am confident that this transition will greatly enhance the visibility, predictability and operating profitability of our overall business.”

James E. Perry, Senior Vice President of Finance and Interim CFO commented, “As evidenced by our expanded agreements, RMH continues to focus on growing revenues from existing clients while further enhancing overall operating efficiencies. We remain enthusiastic about the Company’s prospects, and will update our financial guidance for fiscal 2003 when we issue detailed results for the second quarter on April 30, 2003, after the close of the stock market.”

-more-

RMH News Release

April 24, 2003

RMH TELESERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF OPERATING LOSS TO OPERATING INCOME BEFORE ADJUSTING ITEMS

FOR THE THREE MONTHS ENDED MARCH 31, 2003

(preliminary and unaudited)

OPERATING LOSS	$(1,637,000)
ADD BACK:
Restructuring charge for asset impairments related to planned site closures	1,919,000
Net charge related to termination of MCI third party verification services	853,000
Contingency for telecommunications contract minimum commitment shortfall	500,000
Professional fees related to the completion of our 2002 audit	320,000
Other items	701,000

OPERATING INCOME BEFORE ADJUSTING ITEMS	$2,656,000

About RMH

RMH is a provider of customer relationship management services for major corporations in the technology, telecommunications, financial services, insurance, retail, transportation and logistics industries. Founded in 1983, the Company is headquartered in Newtown Square, Pennsylvania, employs approximately 12,500 people and has approximately 8,000 workstations across 17 facilities throughout the United States, Canada and India. To learn more about RMH, please reference the Company’s web site at www.rmh.com.

This news release contains forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or qualified and certain of which are discussed from time to time in the Company’s filings with the Securities and Exchange Commission. The risks and uncertainties that may affect the disclosures contained herein include, but are not limited to: (i) reliance on principal client relationships in the insurance, financial services, telecommunications, technology, and transportation/logistics industries; (ii) fluctuations in quarterly results of operations due to the timing of clients’ telemarketing campaigns, the commencement and expiration of contracts, unanticipated delays to the opening of new call centers and expansion of existing call centers, the amount of new business generated by the Company, changes in the Company’s revenue mix among its various customers, bonus arrangements continuing to be negotiated with clients, and if negotiated, any amount being earned, the timing of additional selling, general and administrative expenses to acquire and support such new business, and changes in competitive conditions affecting the telemarketing industry; (iii) difficulties of managing growth profitably; (iv) dependence on the services of the Company’s executive officers and other key operations and technical personnel; (v) changes in the availability of qualified employees; (vi) fluctuations in US dollar and Canadian dollar exchange rates; (vii) delivery on a timely basis and performance of automated call-processing systems and other technological factors; (viii) reliance on independent long-distance companies; (ix) changes in government regulations affecting the teleservices and telecommunications industries; (x) competition from other outside providers of teleservices and in-house telemarketing operations of existing and potential clients; (xi) competition from providers of other marketing formats, such as direct mail and emerging strategies such as interactive shopping and marketing over the Internet; (xii) changes in relationships with credit providers and lenders; (xiii) realization of revenues and unexpected expenses; and (xiv) the Company’s relationship with MCI WorldCom, whose parent company filed for bankruptcy on July 21, 2002.

For Additional Information, Please Contact:
RMH Teleservices, Inc.	Investor Relations:
James E. Perry, Interim-CFO	The Equity Group Inc.
jperry@rmh.com	www.theequitygroup.com
(610) 325-3100	Loren G.Mortman (212) 836-9604 lmortman@equityny.com
Lauren Barbera (212) 836-9610
lbarbera@equityny.com

####